EXHIBIT 99.1

Educational Development Corporation Announces Record Monthly January Net Revenues and Active Sales Consultants in the Company’s UBAM Division

TULSA, Okla., Feb. 08, 2021 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) reports that the Company has achieved record net revenues in January 2021 totaling approximately $11.9 million, an increase of $6.6 million, or 125% over net revenues in January 2020.  The Company’s Usborne Books & More (UBAM) division also finished January 2021 with approximately 59,100 active consultants, an increase of 85% over the number of active consultants at the end of January last year.

Per Randall White, Chief Executive Officer, “We are pleased to announce continued record monthly net revenues in our fiscal fourth quarter.  Our UBAM division generated approximately $11.1 million of net revenues in January 2021, an increase of 141%, over the prior year’s January net revenues of approximately $4.6 million.  This growth was driven by sales from our active consultants, a number that has grown significantly over the past year.”

Mr. White continued, “Our fiscal fourth quarter, due to the seasonality of our business, typically reflects our lowest sales and highest consultant retention variance for our UBAM division. While UBAM is experiencing this seasonality in December and January, we are bolstered by the double digit and triple digit sales growth over comparable December and January results last year. This growth clearly demonstrates that our active consultants are driving our business to new heights.”

Mr. White concluded, “In addition to our growth from UBAM, our Publishing division reported its fourth straight month of increased sales.  Sales in the Publishing division were $0.8 million, 14% higher than January last year.  This division’s sequential month sales growth reflects that our retail customers are having success reopening their businesses.”

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, book fairs with school and public libraries as well as sales over the internet.

Contact:
        Educational Development Corporation
        Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2020, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2020 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.